EXHIBIT 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT
October 23, 2019
To the Board of Directors and Shareholders of
The Boeing Company
Chicago, Illinois
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended September 30, 2019 and 2018, as indicated in our report dated October 23, 2019; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, is incorporated by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, 333-195777, and 333-228097 on Form S-8, and Registration Statement No. 333-219630 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois